EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 21, 2005, accompanying the consolidated financial statements and management’s annual report on internal control over financial reporting included in the Annual Report of Flagstar Bancorp, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-26157, dated April 30, 1997, File No. 333-89420, dated May 30, 2002, File No. 333-68682, dated August 30, 2001, File No. 333-77501, dated April 30, 1999 and File No. 333-89424, dated May 30, 2002) of Flagstar Bancorp Inc., our reports dated March 21, 2005 relating to the consolidated financial statements and management’s annual report on internal control over financial reporting which appear in this Annual Report on Form 10-K.

/s/ GRANT THORNTON LLP
Southfield, Michigan
March 21, 2005